Exhibit 10.8

L3 TECHNOLOGIES, INC.
AMENDED AND RESTATED 2012 CASH INCENTIVE PLAN
(As amended through February 21, 2017)

1.	Purpose of the Plan

The purpose of the Plan is to enable the Company and its Subsidiaries to attract, retain, motivate and reward executive officers and key employees by providing them with the opportunity to earn competitive compensation directly linked to the Company’s performance or otherwise.

2.	Definitions

The following capitalized terms used in the Plan have the respective meanings set forth in this Section:

(a)           “Affiliate” shall mean, with respect to any entity, any entity directly or indirectly controlling, controlled by, or under common control with, such entity.

(b)           “Board” shall mean the Board of Directors of the Company.

(c)           “Cause” shall mean the Participant’s (1) intentional failure to perform reasonably assigned duties, (2) dishonesty or willful misconduct in the performance of duties, (3) engaging in a transaction in connection with the performance of duties to the Company or its Subsidiaries which transaction is adverse to the interests of the Company and is engaged in for personal profit or (4) willful violation of any law, rule or regulation in connection with the performance of duties (other than traffic violations or similar offenses).

(d)           “Change in Control” shall have the meaning assigned to such term under the Company’s Equity Plan.

(e)           “Code” shall mean the Internal Revenue Code of 1986, as amended, or any successor thereto, and the regulations and guidance promulgated thereunder.

(f)           “Committee” shall mean the Compensation Committee of the Board (or a subcommittee thereof), or such other committee of the Board consisting solely of at least two individuals who are intended to qualify as “outside directors” within the meaning of Section 162(m) of the Code, to which the Board has delegated power to act under or pursuant to the provisions of the Plan.

(g)           “Company” shall mean L3 Technologies, Inc., a Delaware corporation.

(h)           “Covered Employee” shall have the meaning set forth in Section 162(m) of the Code.

(i)            “Disability” or “Disabled” shall mean, unless otherwise agreed by the Company (or any of its Subsidiaries) in a written agreement or employment letter with such Participant, that the Participant, as a result of incapacity due to physical or mental illness, becomes eligible for benefits under the long-term disability plan or policy of the Company or a Subsidiary in which the Participant is eligible to participate.  The Disability determination shall be in the sole discretion of the Committee.

(j)            “Equity Plan” shall mean the Company’s Amended and Restated 2008 Long Term Performance Plan, as amended, or any successor plan thereto.

(k)           “First Quarter” shall mean the period of calendar days during a given Performance Period that is equal to the lesser of (i) 25% of the full number of calendar days falling within such Performance Period or (ii) 90 days.

(l)            “Participant” shall mean each officer of the Company and other key employee of the Company or any of its Subsidiaries whom the Committee designates as a participant under the Plan.

(m)           “Performance Period” shall mean each fiscal year of the Company or such shorter or longer period, as determined by the Committee.

(n)           “Plan” shall mean this L3 Technologies, Inc. Amended and Restated 2012 Cash Incentive Plan, as set forth herein and as may be amended and in effect from time to time.

(o)           “Retirement” shall mean that the Participant (1) terminates employment with the Company and its Subsidiaries other than for Cause (and is not subject to termination for Cause at the time of such termination), (2) is available for consultation with the Company or its Subsidiaries at the reasonable request of the Company or its Subsidiaries and (3) terminates employment on or after attaining age 65 and completing at least five years of service in the aggregate with the Company and its Subsidiaries (which service must be continuous through the date of termination except for a single break in service that does not exceed one year in length).

(p)           “Section 409A” shall mean Section 409A of the Code and any rules, regulations and other official guidance promulgated thereunder.

(q)           “Service Recipient” shall mean the Company, any of its Subsidiaries, or any of its Affiliates that satisfies the definition of “service recipient” within the meaning of Treasury Regulation Section 1.409A-1 (or any successor regulation), with respect to which the person is a “service provider” (within the meaning of Treasury Regulation Section 1.409A-1(or any successor regulation).

(r)           “Share” shall mean a share of common stock of the Company.

(s)           “Subsidiary” shall mean, as to any person, any corporation, association, partnership, joint venture or other business entity of which 50% or more of the voting stock or other equity interests (in the case of entities other than corporations) is owned or controlled (directly or indirectly) by that entity, or by one or more of the Subsidiaries of that entity, or by a combination thereof.

3.	Administration

(a)           The Plan shall be administered and interpreted by the Committee; provided, however, that the Board may, in its sole discretion, take any action delegated to the Committee under this Plan as it may deem necessary; provided that the Plan shall, to the extent reasonably possible, be administered and interpreted by the Committee in a manner which would be expected to cause any award intended to be qualified as performance-based compensation under Section 162(m) of the Code to so qualify.  The Committee shall establish the performance objective(s) for any Performance Period in accordance with Section 4 and certify whether and to what extent such performance objective(s) have been obtained.  Any determination made by the Committee under the Plan shall be final, conclusive and binding on the Company, any of its Subsidiaries, any Participant and any other person dealing with the Plan.

(b)           The Committee may employ such legal counsel, consultants and agents (including counsel or agents who are employees of the Company or any of its Subsidiaries) as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant or agent and any computation received from such consultant or agent.  All expenses incurred in the administration of the Plan, including, without limitation, for the engagement of any counsel, consultant or agent, shall be paid by the Company.  No member or former member of the Board or the Committee shall be liable for any act, omission, interpretation, construction or determination made in connection with the Plan other than as a result of such individual’s willful misconduct.

(c)           The Committee may delegate to the officers or employees of the Company the authority to make grants under the Plan and execute and deliver those instruments and documents, to do all acts and things, and to take all other steps deemed necessary, advisable or convenient for the effective administration of this Plan in accordance with its terms and purpose, except that the Committee may not delegate any discretionary authority to grant or amend an award or with respect to substantive decisions or functions regarding this Plan as these relate to any grants made to an “executive officer” as defined in Rule 3b-7 under the Securities Exchange Act of 1934, as amended.

4.	Incentive Compensation

(a)           Performance Criteria.  No later than the last day of the First Quarter of a given Performance Period (or such other date as may be required or permitted under Section 162(m) of the Code), the Committee shall establish the performance objective or objectives that must be satisfied in order for a Participant to receive incentive compensation for each such Performance Period.  The Committee may establish different performance objectives for each Performance Period, and may provide for multiple, overlapping Performance Periods hereunder.  Any performance objective(s) established hereunder will be based upon the achievement of one or more of the following criteria or any combination thereof, as determined by the Committee: (i) consolidated income before or after taxes (including income before interest, taxes, depreciation and amortization); (ii) EBIT or EBITDA; (iii) operating income or operating margin; (iv) net income; (v) net income or earnings per Share; (vi) book value per Share; (vii) return on equity; (viii) expense management (including without limitation, total general and administrative expense percentages); (ix) return on investment or on invested capital; (x) improvements in capital structure; (xi) profitability of an identifiable business unit or product; (xii) maintenance or improvement of profit margins; (xiii) stock price; (xiv) market share; (xv) revenue or sales (including, without limitation, net loans charged off and average finance receivables); (xvi) costs (including, without limitation, total general and administrative expense percentage); (xvii) cash flow or net funds provided; (xviii) working capital; (xix) total debt (including, without limitation, total debt as a multiple of EBIT or EBITDA), (xx) orders and (xxi) total stockholder return. The foregoing criteria may relate to the Company, one or more of its Subsidiaries, one or more of their respective divisions or business units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the Committee shall determine.  The Committee may provide, at the time when performance objectives are established with respect to a Performance Period (or at such later date as may be permitted under Section 162(m) of the Code), for the adjustment of such performance objectives as it deems equitable in recognition of unusual or non-recurring events affecting the Company, changes in applicable tax laws or accounting principles, or such other factors as the Committee may determine to be appropriate, including, without limitation, the gain or loss on disposal of a business segment.  In the event of an equity restructuring, as defined in Financial Accounting Standards Board Accounting Standards Codification 718-10 (formerly Statement of Financial Accounting Standards 123R), that affects the Shares, the Committee shall adjust any and all previously established Share-based performance objectives affected by such restructuring (including without limitation any performance objectives based on stock price) so as to preserve (without enlarging) such Participant’s incentive compensation opportunity in respect thereof, with the manner of such adjustment to be determined by the Committee in its sole discretion and in a manner consistent with Section 162(m) of the Code, to the extent applicable.

(b)           Incentive Compensation Targets; Discretionary Compensation.

(i)          No later than the last day of the First Quarter of a given Performance Period (or such other date as may be required or permitted under Section 162(m) of the Code), the Committee shall establish target incentive compensation amounts for each individual Participant, representing each such Participant’s incentive compensation opportunity to the extent that the applicable performance objectives for such Performance Period are achieved.

(ii)          The Committee may, in its sole discretion, grant such discretionary compensation, if any, to such Participants, if any, as the Committee may determine, in respect of any given Performance Period, that is not subject to the requirements of Section 4(a) and (c) of this Plan.

(c)           Determination of Incentive Compensation Earned/Maximum Amount Payable.  As soon as practicable after the applicable Performance Period ends, the Committee shall (x) determine (i) whether and to what extent any of the performance objective(s) established for the relevant Performance Period under Section 4(a) have been satisfied and certify to such determination, and (ii) the actual amount of incentive compensation to which such Participant shall be entitled, taking into consideration the extent to which the performance objective(s) have been met and such other factors as the Committee may deem appropriate pursuant to Section 4(d), and (y) cause such incentive compensation to be paid to such Participant in accordance with Section 5.  Any provision of this Plan notwithstanding, in no event shall any Participant earn incentive compensation under this Plan in respect of any fiscal year in excess of $10,000,000 (such maximum incentive compensation amount to be proportionately adjusted for Performance Periods that are shorter or longer than one year, with multiple incentive opportunities considered in the aggregate in the case where multiple, overlapping Performance Periods are established hereunder).

(d)           Negative Discretion.  Notwithstanding anything else contained in Section 4(c), 4(e) or 4(h) to the contrary, the Committee shall have the right, to the extent it so provides at the time when performance objectives are established with respect to a Performance Period, (i) to reduce or eliminate the amount otherwise payable to any Participant under Section 4(c) based on individual performance or any other factors that the Committee, in its sole discretion, shall deem appropriate and (ii) to establish rules or procedures that have the effect of limiting the amount payable to each Participant to an amount that is less than the maximum amount otherwise authorized under Section 4(c).

(e)           Qualified Termination of Employment.  Unless otherwise specified by the Committee at the time when performance objectives are established with respect to a Performance Period, if prior to the last day of any Performance Period for which a Participant is eligible to receive incentive compensation hereunder, the Participant’s employment is terminated: (1) by reason of death or Disability, (2) by Retirement at least one year after the first day of the Performance Period, or (3) by the Company without Cause (each, a “Qualified Termination”), then subject to Section 4(d), such Participant shall receive an amount of incentive compensation equal to the incentive compensation otherwise payable to such Participant based upon actual Company performance for the applicable Performance Period, multiplied by a fraction, the numerator of which is the number of days (or, in the case of Performance Periods exceeding one year in length, the number of completed months) that have elapsed during the Performance Period prior to and including the date of the Qualified Termination, and the denominator of which is the total number of days (or, in the case of Performance Periods exceeding one year in length, the total number of months) in the Performance Period.

(f)           Other Termination of Employment.  Unless otherwise determined by the Committee in a manner consistent with Section 162(m) of the Code (to the extent applicable) and except as may otherwise be provided in Section 4(e) above, no incentive compensation shall be payable under this Plan in respect of any Performance Period to any Participant whose employment terminates prior to the last day of such Performance Period.

(g)           Partial Performance Period.  To the extent permitted under Section 162(m) of the Code, if a Participant is hired or rehired by the Company (or any of its Subsidiaries) after the beginning of a Performance Period for which incentive compensation is payable hereunder, such Participant may, if determined by the Committee, receive an amount of incentive compensation equal to the incentive compensation otherwise payable to such Participant based upon actual Company performance for the applicable Performance Period, multiplied by a fraction, the numerator of which is the number of days (or, in the case of Performance Periods exceeding one year in length, the number of completed months) of active employment with the Company (or any of its Subsidiaries) during the Performance Period and the denominator of which is the total number of days (or, in the case of Performance Periods exceeding one year in length, the total number of months) in the Performance Period or such other amount as the Committee may deem appropriate.

(h)           Change in Control. Unless otherwise specified by the Committee at the time when performance objectives are established with respect to a Performance Period, in the event of a Change in Control prior to the last day of any Performance Period hereunder, then subject to Section 4(d), each Participant eligible to receive incentive compensation thereunder shall receive an amount of incentive compensation based upon achievement at the “target” level of the applicable performance objectives (or, if otherwise determined in the sole discretion of the Committee as constituted immediately prior to the Change in Control,  an amount of incentive compensation based upon such higher level of Company performance actually achieved when considered in light of the reduced Performance Period), multiplied by a fraction, the numerator of which is the number of days (or, in the case of Performance Periods exceeding one year in length, the number of completed months) that have elapsed during the Performance Period prior to and including the date of the Change in Control, and the denominator of which is the total number of days (or, in the case of Performance Periods exceeding one year in length, the total number of months) in the Performance Period.

(i)            Forfeiture/Clawback.  The Committee may, in its sole discretion, specify that the Participant’s rights, payments, and benefits with respect to any payment of incentive compensation made hereunder shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of such incentive compensation. Such events may include, but shall not be limited to, termination of employment for cause, termination of the Participant’s provision of services to the Company or any of its Subsidiaries, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the Participant, or restatement of the Company’s financial statements to reflect adverse results from those previously released financial statements.

5.	Payment

(a)           In General.  Except as otherwise provided hereunder, payment of any incentive compensation amount determined under Section 4 shall be made to each Participant as soon as practicable after the Committee certifies that one or more of the applicable performance objectives have been attained or, in the case of any incentive compensation payable under the provisions of Section 4(d) or 4(h), after the Committee determines the amount of any such incentive compensation; provided, however, that in any event all payments made hereunder shall be in accordance with or exempt from the requirements of Section 409A.

(b)           Form of Payment.  All incentive compensation payable under this Plan shall be payable in cash.

6.	General Provisions

(a)           Effectiveness of the Plan.  The Plan (prior to the amendment and restatement thereof) was originally adopted by the Board of Directors of L-3 Communications Holdings, Inc. (“Holdings”) and became effective upon approval by the shareholders of Holdings on April 24, 2012.  The Plan (as amended and restated effective February 21, 2017) is being submitted for shareholder approval at the Company’s 2017 shareholders meeting.  If the Company’s shareholders approve the Plan at the Company’s 2017 shareholders meeting, it is anticipated that shareholders will again vote to re-approve the Plan no later than the day of the first meeting of shareholders of the Company that occurs in 2022.

(b)           Amendment and Termination.  The Board or the Committee may at any time amend, suspend, discontinue or terminate the Plan; provided, however, that no such amendment, suspension, discontinuance or termination shall adversely affect the rights of any Participant in respect of any Performance Period that has already commenced, and no such action shall be effective without approval by the shareholders of the Company to the extent necessary to continue to qualify the amounts payable hereunder to Covered Employees as under Section 162(m) of the Code, if such amounts are otherwise intended by the Committee to be so qualified.

(c)           No Right to Continued Employment or Awards.  Nothing in this Plan shall be construed as conferring upon any Participant any right to continue in the employment of the Company or any of its Subsidiaries.  No Participant shall have any claim to be granted any award, and there is no obligation for uniformity of treatment of Participants or beneficiaries.  The terms and conditions of awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not the Participants are similarly situated).

(d)           No Limitation on Corporate Actions.  Nothing contained in the Plan shall be construed to prevent the Company or any of its Subsidiaries from taking any corporate action which is deemed by it to be appropriate or in its best interest, whether or not such action would have an adverse effect on any awards made under the Plan.  No employee, beneficiary or other person shall have any claim against the Company or any of its Subsidiaries as a result of any such action.

(e)           Nonalienation of Benefits.  No Participant or beneficiary shall have the power or right to transfer, anticipate, or otherwise encumber the Participant’s interest under the Plan.  The Company’s obligations under this Plan are not assignable or transferable except to (i) a corporation which acquires all or substantially all of the Company’s assets or (ii) any corporation into which the Company may be merged or consolidated.  The provisions of the Plan shall inure to the benefit of each Participant and the Participant’s beneficiaries, heirs, executors, administrators or successors in interest.

(f)            Withholding.  A Participant may be required to pay to the Company or any of its Subsidiaries, and the Company or any of its Subsidiaries shall have the right and is hereby authorized to withhold from any payment due under this Plan or from any compensation or other payment otherwise owing to the Participant, applicable withholding taxes with respect to any payment under this Plan, and to take any such actions as may be deemed necessary in the opinion of the Company to satisfy all obligations for the payment of such withholding taxes.

(g)           Severability.  If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

(h)           Governing Law.  The Plan shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws.

(i)            Headings.  Headings are inserted in this Plan for convenience of reference only and are to be ignored in a construction of the provisions of the Plan.

(k)           Compliance with Section 409A.  The Plan is intended to comply with or be exempt from Section 409A and will be interpreted in a manner intended to comply with Section 409A.  Notwithstanding anything herein to the contrary, if at the time of the Participant’s separation from service with any Service Recipient the Participant is a “specified employee” as defined in Section 409A, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such separation from service is necessary in order to prevent the imposition of any accelerated or additional tax under Section 409A, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Participant) until the date that is six months and one day following the Participant’s separation from service with all Service Recipients (or the earliest date as is permitted under Section 409A), if such payment or benefit is payable upon a separation from service with any Service Recipient.  Each payment made under the Plan shall be designated as a “separate payment” within the meaning of Section 409A.